REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Trustees of SAL Trust Preferred Fund I:

We have audited the accompanying statement of net assets of SAL TRUST PREFERRED FUND I (a Delaware business trust) as of December 31, 2000 and the related statement of operations for the year then ended and the statements of changes in net assets and the schedule of financial highlights for the year ended December 31, 2000 and for the period from September 30, 1999 (commencement of operations) to December 31, 1999. These financial statements and schedule of financial highlights are the responsibility of SAL Trust Preferred Fund I's management. Our responsibility is to express an opinion on these financial statements and schedule of financial highlights based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules of financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules of financial highlights. Our procedures included confirmation of securities owned as of December 31, 2000, by observation of securities maintained by the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and schedule of financial highlights referred to above present fairly, in all material respects, the financial position of SAL Trust Preferred Fund I as of December 31, 2000, the results of its operations for the year then ended and the changes in its net assets and the financial highlights for the year ended December 31, 2000 and for the period from September 30, 1999 (commencement of operations) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Birmingham, Alabama
February 28, 2001